   As filed with the Securities and Exchange Commission on December 29, 1995.



                                                                   Registration
                                                                   No. 33-34930
-------------------------------------------------------------------------------


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C.  20549

                              ____________________


                                 POST-EFFECTIVE

                                 AMENDMENT NO. 7

                                   ON FORM S-2
                                       TO
                             REGISTRATION STATEMENT
                                      UNDER

                           THE SECURITIES ACT OF 1933

                              ____________________


                      B.F. Saul Real Estate Investment Trust
     ----------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)

                                    Maryland
     ----------------------------------------------------------------------
         (State or other jurisdiction of incorporation or organization)

                                      6798
     ----------------------------------------------------------------------
            (Primary standard industrial classification code number)

                                   52-6053341
     ----------------------------------------------------------------------
                     (I.R.S. employer identification number)

       8401 Connecticut Avenue, Chevy Chase, Maryland  20815  301/986-6000
     ----------------------------------------------------------------------
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               Henry Ravenel, Jr.
       8401 Connecticut Avenue, Chevy Chase, Maryland  20815  301/986-6000
     ----------------------------------------------------------------------
            (Name, address including zip code, and telephone number,
                   including area code, of agent for service)

                          Copies of correspondence to:
                            Richard J. Parrino, Esq.
                        Shaw, Pittman, Potts & Trowbridge
                               2300 N Street, N.W.
                             Washington, D.C.  20037
                                 (202) 663-8000

Approximate date of commencement
of proposed sale to the public:  AS SOON AS PRACTICABLE AFTER THE REGISTRATION
                                 STATEMENT BECOMES EFFECTIVE.

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. /X/


     If the registrant elects to deliver its latest annual report to security holders, or a complete and legible facsimile thereof, pursuant to Item 11(a)(1) of this Form, check the following box. /X/

                      B.F. SAUL REAL ESTATE INVESTMENT TRUST

                              CROSS-REFERENCE SHEET

                    PURSUANT TO ITEM 501(B) OF REGULATION S-K
             BETWEEN ITEMS IN PART I OF FORM S-2 AND THE PROSPECTUS

                      ITEM IN FORM S-2                     CAPTION IN PROSPECTUS
                      ----------------                     ---------------------
Item 1.      Forepart of Registration Statement       Facing Page; Cross Reference
             and Outside Front Cover Page of          Sheet; Front Cover Page of
             Prospectus. . . . . . . . . . . . .      Prospectus

Item 2.      Inside Front and Outside Back Cover      Available Information; Table of
             Pages of Prospectus . . . . . . . .      Contents

Item 3.      Summary Information, Risk Factors
             and Ratio of Earnings to Fixed           Summary; The Trust; Risk Fac-
             Charges . . . . . . . . . . . . . .      tors and Other Considerations

Item 4.      Use of Proceeds . . . . . . . . . .      Use of Proceeds

Item 5.      Determination of Offering Price . .      Not applicable

Item 6.      Dilution. . . . . . . . . . . . . .      Not applicable

Item 7.      Selling Security Holders. . . . . .      Not applicable

Item 8.      Plan of Distribution. . . . . . . .      Front Cover Page of Prospectus;
                                                      Plan of Distribution; How to
                                                      Purchase Notes

Item 9.      Description of Securities to be
             Registered. . . . . . . . . . . . .      Description of Notes

Item 10.     Interest of Named Experts and
             Counsel . . . . . . . . . . . . . .      Legal Matters

Item 11.     Information with Respect to the          Available Information; The
             Registrant. . . . . . . . . . . . .      Trust; Incorporation of Certain
                                                      Documents by Reference

Item 12.     Incorporation of Certain Informa-        Available Information; Incorpo-
             tion by Reference . . . . . . . . .      ration of Certain Documents by
                                                      Reference

Item 13.     Disclosure of Commission Position
             on Indemnification for Securities
             Act Liabilities . . . . . . . . . .      Not applicable


PROSPECTUS
----------                         $80,000,000

                     B.F. SAUL REAL ESTATE INVESTMENT TRUST

                                      NOTES

                  DUE ONE YEAR TO TEN YEARS FROM DATE OF ISSUE
       INTEREST PAYABLE EACH SIX MONTHS FROM DATE OF ISSUE AND AT MATURITY

               NOTE MATURITIES                    INTEREST RATE
               FROM ISSUE DATE                      PER ANNUM
               ---------------                    -------------
               One year. . . . . . . . . . . . . .      5.0%
               Two Years . . . . . . . . . . . . .      7.0%
               Three Years . . . . . . . . . . . .      9.0%
               Four Years. . . . . . . . . . . . .      9.5%
               Five to Ten Years . . . . . . . . .     10.0%

    THE RATE OF INTEREST ON THE NOTES OFFERED HEREBY (THE "NOTES") MAY BE CHANGED BY B.F. SAUL REAL ESTATE INVESTMENT TRUST (THE "TRUST") FROM TIME TO TIME, BUT ANY SUCH CHANGE WILL NOT AFFECT THE RATE OF INTEREST ON ANY NOTE PURCHASED PRIOR TO THE EFFECTIVE DATE OF THE CHANGE. BASED ON THE AMOUNT OF A PROPOSED INVESTMENT IN NOTES OR THE AGGREGATE PRINCIPAL AMOUNT OF THE TRUST'S OUTSTANDING UNSECURED NOTES HELD BY A PROSPECTIVE INVESTOR, THE TRUST MAY OFFER TO PAY INTEREST ON A NOTE OF ANY MATURITY AT AN ANNUAL RATE OF UP TO 2.0% IN EXCESS OF THE INTEREST RATE SHOWN ABOVE FOR A NOTE OF SUCH MATURITY.

                                                        (CONTINUED ON NEXT PAGE)
                              ---------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                              ---------------------
THE NOTES ARE NOT GUARANTEED OR INSURED BY ANY GOVERNMENTAL AGENCY OR OTHERWISE. AN INVESTMENT IN THE NOTES INVOLVES SIGNIFICANT RISKS, INCLUDING THE FOLLOWING, DESCRIBED IN "RISK FACTORS AND OTHER CONSIDERATIONS":

    - THE NOTES ARE UNSECURED OBLIGATIONS AND RANK ON A PARITY WITH ALL OTHER UNSECURED TRUST DEBT, WHICH CURRENTLY CONSISTS OF
         OUTSTANDING UNSECURED NOTES AND ACCOUNTS PAYABLE AND ACCRUED EXPENSES. THE NOTES ARE EFFECTIVELY SUBORDINATED TO THE TRUST'S SECURED DEBT.

    - THE INDENTURE PURSUANT TO WHICH THE NOTES WILL BE ISSUED DOES NOT RESTRICT THE TRUST'S ABILITY TO PAY DIVIDENDS, ISSUE ADDITIONAL SECURITIES OR INCUR ADDITIONAL DEBT.

    - THERE IS NO ESTABLISHED TRADING MARKET FOR THE NOTES AND THE TRUST DOES NOT ANTICIPATE THAT AN ACTIVE TRADING MARKET WILL BE ESTABLISHED.

    - THE NOTES ARE SUBJECT TO REDEMPTION AT PAR AT THE TRUST'S OPTION, AS DESCRIBED HEREIN.

                            -------------------------
              THE DATE OF THIS PROSPECTUS IS _______________, 1996.

     The Notes are limited to $80,000,000 principal amount initially offered hereby and are offered on a continuing basis for sale by the Trust directly to investors through its office at the address set forth on the back cover hereof. See "How to Purchase Notes." The Notes will mature one to ten years from date of issue, as selected by the investor. The Notes will be sold only in fully registered form in denominations of $5,000, or any amount in excess thereof which is an integral multiple of $1,000, at 100% of the principal amount. The Notes will be transferable without service charge. See "Description of Notes.

     "No commissions will be paid in connection with this offering. This offering is not contingent on the sale of any minimum amount of Notes. See "Use of Proceeds," "Plan of Distribution" and "How to Purchase Notes." The Trust reserves the right to withdraw, cancel or modify the offer made hereby without notice and to reject any order in whole or in part.

                           --------------------------

                            Price to      Underwriting Discounts      Proceeds to
                             Public           and Commissions          Trust (1)
---------------------------------------------------------------------------------
Per Note. . . . . . . .       100%                None                    100%

Total . . . . . . . . .    $80,000,00             None                $80,000,000

--------------------------------------

     (1) Before deduction of expenses payable by the Trust estimated at $1,710,000, including $800,000 payable to B. F. Saul Advisory Company for administering the Note program. B. F. Saul Advisory Company serves as the Trust's investment advisor and is an affiliate of the Trust. See "Risk Factors and Other Considerations - Possible Conflicts of Interest Affecting Real Estate Trust."

                            ------------------------
     PURSUANT TO THE FLORIDA SECURITIES ACT (THE "FLORIDA ACT"), WHEN SALES ARE MADE TO FIVE OR MORE PERSONS IN FLORIDA, ANY SALE IN FLORIDA MADE PURSUANT TO
SECTION 517.0-61(11) OF THE FLORIDA ACT SHALL BE VOIDABLE BY THE PURCHASER IN SUCH SALE EITHER WITHIN THREE DAYS AFTER THE FIRST TENDER OF CONSIDERATION IS MADE BY SUCH PURCHASER TO THE ISSUER, AN AGENT OF THE ISSUER OR AN ESCROW AGENT, OR WITHIN THREE DAYS AFTER THE AVAILABILITY OF THAT PRIVILEGE IS COMMUNICATED TO SUCH PURCHASER, WHICHEVER OCCURS LATER.

                              AVAILABLE INFORMATION

     The Trust has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-2 (the "Registration Statement") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), and the rules and regulations promulgated thereunder, covering the Notes being offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission, and to which reference is hereby made. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

     The Trust is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Commission. Information as of particular dates concerning the Trust's Trustees, officers and principal holders of securities and any material interest of such persons in transactions with the Trust is set forth in annual reports on Form 10-K with the Commission. Such reports and other information filed by the Trust with the Commission may be inspected and copied at the public reference facilities of the Commission, located at 450 Fifth Street, N.W., Washington, D.C. 20549; Seven World Trade Center, 13th Floor, New York, New York 10048; and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of this material may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents are incorporated in this Prospectus by reference and made a part hereof:

     1. Annual Report on Form 10-K of the Trust for the fiscal year ended September 30, 1995, which has been filed with the Commission pursuant to the Exchange Act.

     2. Annual Report of the Trust to security holders for the fiscal year ended September 30, 1995, which accompanies this Prospectus.

     Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Trust will provide without charge to each person to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents incorporated by reference herein, except for the exhibits to such documents. Such request should be directed to B.F. Saul Real Estate Investment Trust, 7200

Wisconsin Avenue, Suite 903, Bethesda, Maryland 20814, Attention: Henry Ravenel, Jr. (telephone number (301) 986-6207).

                                     SUMMARY

     THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE DETAILED INFORMATION AND FINANCIAL STATEMENTS AND NOTES THERETO APPEARING ELSEWHERE IN THIS PROSPECTUS OR IN THE DOCUMENTS INCORPORATED IN THIS PROSPECTUS BY REFERENCE. CAPITALIZED TERMS USED IN THE SUMMARY AND NOT DEFINED THEREIN HAVE THE MEANINGS ASCRIBED TO SUCH TERMS ELSEWHERE IN THIS PROSPECTUS.


                                    THE TRUST

     B.F. Saul Real Estate Investment Trust (the "Trust") operates as an unincorporated common law trust governed by Maryland law. The Trust terminated its status as a qualified real estate investment trust for federal income tax purposes in 1978 and is now taxable as a corporation.

     The principal business activity of the Trust and its real estate subsidiaries is the ownership and development of income-producing properties. The Trust owns 80% of the outstanding common stock of Chevy Chase Bank, F.S.B., formerly Chevy Chase Savings Bank, F.S.B. ("Chevy Chase" or the "Bank"), whose assets accounted for approximately 94% of the Trust's consolidated assets at September 30, 1995. The Trust is subject to federal regulation as a thrift holding company by virtue of its ownership of a majority interest in Chevy Chase.

     The Trust has prepared its financial statements and other disclosures on a fully consolidated basis. The term "Trust" used in the text and the financial statements included herein refers to the combined entity, which includes B.F. Saul Real Estate Investment Trust and its subsidiaries, including Chevy Chase and Chevy Chase's subsidiaries. "Real Estate Trust" refers to B.F. Saul Real Estate Investment Trust and its subsidiaries, excluding Chevy Chase and Chevy Chase's subsidiaries. The operations conducted by the Real Estate Trust are designated as "Real Estate," while the business conducted by Chevy Chase and its subsidiaries is identified by the term "Banking."

     The Real Estate Trust's long-term objectives are to increase cash flow from operations and to maximize capital appreciation of its real estate. The properties owned by the Real Estate Trust are located predominantly in the Mid-Atlantic and Southeastern regions of the United States and consist principally of office and industrial projects, hotels and undeveloped land parcels.

     In August 1993, the Real Estate Trust consummated a series of transactions in which it transferred its 22 shopping center properties and one of its office properties and the debt associated with such properties to a newly organized limited partnership, Saul Holdings Limited Partnership ("Saul Holdings Partnership"), and one of two newly organized subsidiary limited partnerships of Saul Holdings Partnership. In exchange for the transferred properties, the Real Estate Trust received a 21.5% limited partnership interest in Saul Holdings Partnership. Saul Centers, Inc. ("Saul Centers"), a newly organized, publicly held real estate investment trust, received a 73.0% general partnership interest in Saul Holdings Partnership in exchange for the contribution of approximately $220.7 million to Saul

Holdings Partnership. Saul Centers and a wholly-owned subsidiary, which are the sole general partners of Saul Holdings Partnership and the two subsidiary limited partnerships, generally have full, exclusive and complete responsibility and discretion in the management and control of each such partnership.
B. Francis Saul II, the Chairman of the Board of Trustees and Chief Executive Officer of the Trust, serves as Chairman of the Board of Directors and Chief Executive Officer of Saul Centers. See "Risk Factors and Other Considerations - Potential Conflicts of Interest Affecting Real Estate Trust."


                                   CHEVY CHASE

     Chevy Chase Bank, F.S.B. ("Chevy Chase" or the "Bank") is a federally chartered and federally insured stock savings bank which at September 30, 1995 was conducting business from 88 full-service offices and 439 automated teller machines ("ATMs") in Maryland, Virginia and the District of Columbia. The Bank, which is headquartered in Montgomery County, Maryland, a suburban community of Washington, D.C., also maintains 18 loan mortgage production offices in Maryland, Virginia and the District of Columbia, of which 17 are operated by a wholly-owned mortgage banking subsidiary. At September 30, 1995, the Bank had total assets of $4.9 billion, total deposits of $4.2 billion and stockholders' equity of $328.5 million. Based on total consolidated assets at September 30, 1995, Chevy Chase is the largest bank headquartered in the Washington, D.C. metropolitan area.

     At September 30, 1995, the Bank's tangible, core, tier 1 risk-based and total risk-based regulatory capital ratios were 5.77% 5.77%, 6.65% and 11.63%, respectively. The Bank's capital ratios exceeded the requirements under the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 ("FIRREA") as well as the standards established for "well capitalized" institutions under the prompt corrective action regulations established pursuant to the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"). On the basis of its balance sheet at September 30, 1995, the Bank met the FIRREA-mandated fully phased-in capital requirements and, on a fully phased-in basis, met the capital standards established for "well capitalized" institutions under the prompt corrective action regulations.

     Chevy Chase is a consumer-oriented retail bank offering a wide range of products and services. The Bank has emphasized consumer lending programs that it believes contribute to market share growth in its local markets by attracting new depositors, promoting a high degree of customer loyalty and brand awareness and providing opportunities to cross-market other products of the Bank. According to industry statistics, the Bank was the second largest thrift issuer of credit cards, based on total credit card loans outstanding at March 31, 1995. At September 30, 1995, credit card loans outstanding totaled $1 billion and managed credit card receivables, including receivables owned by the Bank and receivables securitized, sold and serviced by the Bank, totaled $4.2 billion. See "Risk Factors and Other Considerations - Risks of Credit Card Lending by Chevy Chase." The Bank's portfolio of automobile loans, home improvement loans and other consumer loans totaled $239.2 million at September 30, 1995.

     Chevy Chase was the first major Washington, D.C. metropolitan area financial institution to offer revolving home equity credit line loans, and is a leading originator of home equity credit lines in its primary market area. The Bank's home equity credit line loan provides revolving credit secured principally by a second mortgage on the borrower's home. At September 30, 1995, the Bank had approximately 17,300 individual credit lines totaling $1 billion in available credit and $482.8 million in managed home equity credit line receivables, including receivables owned by the Bank and receivables securitized, sold and serviced by the Bank.

     Retail consumer deposits constitute the Bank's primary source of funds for its lending and other business operations. Chevy Chase has developed its branch network in furtherance of its corporate strategy to solidify its relationships with existing customers, achieve a broader retail base to support future growth and improve its ability to compete with other depository institutions in the Washington, D.C. metropolitan area. With 36 of its 88 branches located in Montgomery County, which has one of the nation's highest per capita incomes, the Bank has the leading market share of retail deposits in that community. The Bank's branch network also includes locations in Northern Virginia (23 branches), other Maryland counties (24 branches) and the District of Columbia (five branches). In addition to locations at deposit branch sites, the Bank's network of ATMs includes ATMs located in shopping malls, museums, family entertainment and sports parks, 129 ATMs located in stores operated by Safeway Inc. and 48 ATMs located in stores operated by Superfresh Food Markets.

     Chevy Chase has accessed the capital markets as an additional means of funding its operations and managing its capital ratios and asset growth. Since 1988, the Bank has securitized approximately $7.3 billion of credit card, home equity credit line and automobile loan receivables. These transactions depend on sophisticated back-office systems to service complex securitization structures and on personnel with the experience to design, install and manage those systems. At September 30, 1995, the Bank serviced $3.2 billion, $455.8 million and $218.3 million of securitized credit card, home equity credit line and automobile loan receivables, respectively. Chevy Chase derives fee-based income from servicing these securitized portfolios.

     The deposits of Chevy Chase are insured by the Savings Association Insurance Fund ("SAIF"), which is administered by the Federal Deposit Insurance Corporation (the "FDIC"). The Bank is subject to comprehensive regulation, examination and supervision primarily by the Office of Thrift Supervision (the "OTS").

                                  THE OFFERING


Securities Offered..................... The Trust is offering $80,000,000 in principal amount of notes of the Trust
                                        with varying interest rates as fixed
                                        from time to time by the Trust (the
                                        "Notes").  At December 15, 1995, $42.6
                                        million in principal amount of Notes was available to be issued.

Maturity Date.......................... The Notes will mature from one to ten years from the date of issue, as
                                        selected by the investor.

Interest Payment Dates................. Interest on the Notes will be payable semi-annually (six months from the date
                                        of issue and each six months thereafter) and at maturity.

Ranking................................ The Notes will be unsecured obligations and will rank on a parity with all
                                        unsecured debt of the Real Estate Trust.
                                        At September 30, 1995, the Real Estate
                                        Trust's unsecured debt, consisting of
                                        outstanding unsecured notes (referred to in this Prospectus as "Outstanding Notes" and reflected in the Trust's Consolidated Balance Sheets as Notes Payable - Unsecured) and accounts payable and accrued expenses, totaled $68 million. At such date, there was no debt of the Real Estate Trust which was subordinated to the Real Estate Trust's unsecured debt. At September 30, 1995, the Real Estate Trust had $360 million of secured debt, which effectively will be prior in right of payment to the Notes. Of such indebtedness, $184.5 million consisted of mortgage notes payable, $175 million consisted of notes secured by the Chevy Chase common stock owned by the Trust and other Trust assets, and $0.5 million consisted of borrowings under a secured line of credit. See "Risk Factors and Other Considerations - Notes Unsecured General Obligations of the Trust and
                                        Subordinated to Secured Trust Debt."

Redemption............................. The Trust, at its sole election, may redeem any of the Notes having a Stated
                                        Maturity of more than one year from the
                                        date of issue on any Interest Payment
                                        Date with respect to such Note on or
                                        after the first anniversary of the date
                                        of issue of such Note at a Redemption
                                        Price equal to the Principal Amount of
                                        the Note redeemed.  See "Description of
                                        Notes - Redemption of Certain Notes."

Covenants.............................. The Indenture does not impose any restrictions on the Trust's ability to
                                        pay dividends or other distributions to
                                        its shareholders, to incur debt, or to
                                        issue additional securities.  See "Risk
                                        Factors and Other Considerations - No
                                        Limitation in Indenture on Dividends,
                                        Distributions, Issuance of Securities or
                                        Incurrence of Additional Indebtedness."

Claims of Noteholders.................. Prospective Noteholders will not have any claim on any of the assets of the
                                        Bank and may look only to the Real
                                        Estate Trust's earnings and, subject to
                                        payment of the Real Estate Trust's
                                        secured debt and other prior claims, the Real Estate Trust's assets for the payment of interest and principal due under the Notes.

Use of
Proceeds..............................  The Trust will use the net proceeds of the offering of the Notes hereunder
                                        primarily to retire maturing Outstanding
                                        Notes (including the Notes offered
                                        hereby).  Any proceeds not applied to
                                        pay Outstanding Notes will be used for
                                        other general corporate purposes.


                      RISK FACTORS AND OTHER CONSIDERATIONS

     PROSPECTIVE INVESTORS ARE URGED TO READ THE SECTION OF THIS PROSPECTUS ENTITLED "RISK FACTORS AND OTHER CONSIDERATIONS" FOR A DESCRIPTION OF CERTAIN RISK FACTORS AND OTHER CONSIDERATIONS RELATING TO THE TRUST AND THE NOTES, INCLUDING THE RISKS DISCUSSED UNDER THE CAPTIONS "NOTES UNSECURED GENERAL OBLIGATIONS AND SUBORDINATED TO SECURED REAL ESTATE TRUST DEBT," "CONTINGENCIES AFFECTING LIQUIDITY OF THE REAL ESTATE TRUST" AND "NO LIMITATION IN INDENTURE ON DIVIDENDS, DISTRIBUTIONS, ISSUANCE OF SECURITIES OR INCURRENCE OF ADDITIONAL INDEBTEDNESS."

                                    THE TRUST

     The Trust operates as an unincorporated common law trust governed by Maryland law. The principal business activity of the Trust historically has been the ownership and development of income-producing properties. The Trust is a savings and loan holding company by virtue of its 80% equity ownership in Chevy Chase Bank, F.S.B., formerly Chevy Chase Savings Bank, F.S.B. ("Chevy Chase" or the "Bank"). At September 30, 1995, Chevy Chase's assets accounted for approximately 94% of the Trust's consolidated assets.

     The Trust has prepared its financial statements and other disclosures on a fully consolidated basis. The term "Trust" used in the text and the financial statements included herein refers to the combined entity, which includes B.F. Saul Real Estate Investment Trust and its subsidiaries, including Chevy Chase and Chevy Chase's subsidiaries. "Real Estate Trust" refers to B.F. Saul Real Estate Investment Trust and its subsidiaries, excluding Chevy Chase and Chevy Chase's subsidiaries. The operations conducted by the Real Estate Trust are designated as "Real Estate," while the business conducted by Chevy Chase and its subsidiaries is identified by the term "Banking."

     The principal offices of the Trust are located at 8401 Connecticut Avenue, Chevy Chase, Maryland 20815, and the Trust's telephone number is (301) 986-6000.

                      RISK FACTORS AND OTHER CONSIDERATIONS

     PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS AND OTHER CONSIDERATIONS RELATING TO THE TRUST AND THE NOTES BEFORE DECIDING WHETHER TO INVEST IN THE NOTES.

     1. NOTES UNSECURED GENERAL OBLIGATIONS AND SUBORDINATED TO SECURED REAL ESTATE TRUST DEBT. The Notes are general unsecured obligations of the Trust. Prospective Noteholders may look only to the Real Estate Trust's earnings and, subject to payment of the Real Estate Trust's secured debt and other prior claims, the Real Estate Trust's assets for payment of principal and interest due under the Notes. See "Contingencies Affecting Liquidity of the Real Estate Trust" below and Note 37 to the Consolidated Financial Statements included in the Trust's 1995 Annual Report to security holders which accompanies this Prospectus (the "Annual Report") for condensed financial statement information on the Trust without consolidation of balance sheet and operating data of the Bank and the Bank's subsidiaries. Prospective Noteholders will not have any claim on any of the assets of the Bank for payment under the Notes.

     The Notes will rank equal in priority of payment with other unsecured debt of the Real Estate Trust, including Outstanding Notes. At September 30, 1995, unsecured debt, consisting of Outstanding Notes and accounts payable and accrued expenses, totaled $68 million. At such date, there was no debt of the Real Estate Trust that was subordinated to the Real Estate Trust's unsecured debt.
At September 30, 1995, the Real Estate Trust had $360 million of secured debt, which effectively will be prior in right of payment to the Notes. Of such indebtedness, $184.5 million consisted of mortgage notes payable, $175 million consisted of notes secured by the Chevy Chase common stock owned by the Trust and other Trust assets, and $0.5 million consisted of borrowings under a secured line of credit.

     2. CONTINGENCIES AFFECTING LIQUIDITY OF THE REAL ESTATE TRUST. The Real Estate Trust relies on external sources of funds to repay the principal of maturing debt, including Outstanding Notes, to pay interest on its Senior Secured Notes and to make capital improvements. As reflected in Note 37 to the Consolidated Financial Statements included in the Annual Report, the Real Estate Trust had positive cash flow from operating activities of $4.3 million in fiscal 1995 and negative cash flow from operating activities of $10.9 million and $3.1 million in fiscal 1994 and fiscal 1993, respectively. In the past, the Real Estate Trust funded debt repayment and capital improvements by new financings (including the public sale of unsecured notes), refinancings of maturing mortgage debt, asset sales and tax sharing payments from the Bank pursuant to a tax sharing agreement among the Trust, the Bank and their subsidiaries (the "Tax Sharing Agreement"). See Cash Flows from Investing Activities in the Consolidated Financial Statements in the Annual Report. In order to fund these requirements in fiscal 1996 and future years, the Real Estate Trust will be required to raise substantial amounts of cash from a combination of such sources, which are subject to various contingencies, as described below.

     The Real Estate Trust's ongoing program of public Note sales was initiated in the 1970's as a vehicle for supplementing other external funding sources. In fiscal 1995, the Real Estate Trust sold $8 million of Notes. The Real Estate Trust is currently selling Notes principally to pay outstanding Notes as they mature. See "Use of Proceeds." To the degree that the Real Estate Trust does not sell new Notes in an amount sufficient to finance completely the scheduled repayment of outstanding Notes as they mature, it believes it will be able to finance such repayments from other sources of funds.

     The Real Estate Trust's ability to meet its liquidity needs, including debt service payments, will depend in significant part on its receipt of dividends from the Bank and tax sharing payments from the Bank pursuant to the Tax Sharing Agreement. The availability and amount of tax sharing payments and dividends in future periods is dependent upon, among other things, the Bank's operating performance and income, regulatory restrictions on such payments and (in the case of tax sharing payments) the continued consolidation of the Bank and the Bank's subsidiaries with the Trust for federal income tax purposes.

     The Real Estate Trust believes that the improved financial condition and operating results of the Bank in recent periods should enhance the Real Estate Trust's prospects for receiving tax sharing payments and dividends from the Bank, although there can be no assurance as to the timing or amounts of payments from such sources. At September 30, 1995, $17.7 million in tax sharing payments were due to the Real Estate Trust, of which $10 million was paid in November 1995 with the approval of the OTS. The Real Estate Trust to date has not received any cash dividends from the Bank. OTS regulations tie the Bank's ability to pay dividends to specific levels of regulatory capital and earnings.

     3. REAL ESTATE TRUST OPERATING LOSSES AND TRUST DEFICIT IN SHAREHOLDERS' EQUITY. The operations of the Real Estate Trust, before the consolidation of Chevy Chase's results, reflect a loss from continuing operations before gain on sale of properties in each of the Real

Estate Trust's last ten fiscal years. As reflected in Note 37 to the Consolidated Financial Statements in the Annual Report, which presents condensed financial statement information on the Trust without consolidation of balance sheet and operating data of the Bank and the Bank's subsidiaries, the operating loss of the Trust in recent periods would have been significantly higher without the consolidation of the Bank's results.

     The Real Estate Trust, like most real estate investors, employs significant amounts of debt to finance its investments and operations. At September 30, 1995, its total debt, excluding debt of Chevy Chase, was $428 million. The Trust's consolidated shareholders' equity at September 30, 1995 reflected a deficit of $68.2 million.

     4. FIXED CHARGES IN EXCESS OF AVAILABLE EARNINGS. The Real Estate Trust's ratios of available earnings to fixed charges were less than 1:1 in each of the last three fiscal years. These ratios represent a measure of the ability to meet debt service obligations from funds generated by operations. For purposes of computing the fixed-charges ratios, "available earnings" consist of income
(loss) from continuing operations plus (i) provisions for income taxes, (ii) ground rent expense and (iii) interest and debt expense reduced by interest capitalized. This sum is divided by the total of interest and debt expense and ground rent expense to arrive at the ratio of available earnings to fixed charges. For the Real Estate Trust, fixed charges exceeded available earnings by $ 27.3 million in fiscal 1995, $34.3 million in fiscal 1994 and $44.5 million in fiscal 1993.

     5. HIGH LEVEL OF CHEVY CHASE NON-PERFORMING ASSETS. Although Chevy Chase's non-performing real estate assets continued to decrease in fiscal 1995 from their peak in February 1992, Chevy Chase's level of non-performing assets at September 30, 1995, after $135 million of valuation allowances on real estate held for sale ("REO"), totaled $247.2 million (or 5% of total assets). In addition, the Bank maintained $2.3 million of valuation allowances on its non-accrual loans. The substantial majority of the Bank's current non-performing real estate assets (consisting of REO and non-accrual loans) became non-performing in fiscal 1990 and fiscal 1991 primarily because of the deterioration of the real estate markets in the Washington, D.C., metropolitan area. Non-performing credit card loans as a percentage of total credit card loans also increased beginning in fiscal 1990 primarily as a result of adverse economic conditions in the Washington, D.C. metropolitan area and other areas in which there is a significant concentration of holders of Chevy Chase credit cards.

     6. RISKS RELATING TO RESERVE LEVELS AND REO OF CHEVY CHASE. At September 30, 1995, the ratio of the Bank's reserves to non-performing assets was 51.2%. The Bank reviews on a quarterly basis the carrying value of its REO in order to make any adjustments required to present such assets at fair value. Although the Bank believes it has a reasonable basis for estimating reserves, no assurance can be given that the Bank will not sustain losses in any particular period that exceed the amount of the reserves at the beginning of that period, or that subsequent evaluations of the asset portfolio, in light of factors then prevailing (including economic conditions, the Bank's internal review process and the results of regulatory examinations), will not require significant increases in the reserves.

     At September 30, 1995, approximately $162 million (or 73.9%), after all valuation allowances, of the Bank's aggregate book value of REO was attributable to its five planned unit developments (the "Communities"), four of which are under active development. Under its written agreement with the OTS, the Bank is required to make every effort to reduce its exposure on certain of its real estate development properties, including the four active Communities. In November 1995, the Bank sold its remaining residential lots (approximately 2,000 lots) in two of the Communities at an amount that approximated their net carrying value after utilization of applicable valuation allowances. The impact of the transaction was to reduce REO, net of all valuation allowances, by $49.2 million. The Bank obtains updated appraisals on its REO from time to time and, in the past, has been directed to do so by the OTS in connection with regulatory examinations. As a result of such updated appraisals, the Bank could be required to increase its reserves.

     7. RISKS OF CREDIT CARD LENDING BY CHEVY CHASE. At September 30, 1995, Chevy Chase's credit card loans constituted 34.4% of the Bank's loan portfolio. Credit card loans entail greater credit risks than residential mortgage loans. Changes in credit card use and payment patterns by cardholders, including increased defaults, may result from a variety of social, legal and economic factors. Economic factors affecting credit card use include the rate of inflation and relative interest rates offered for various types of loans. Adverse changes in economic conditions could have a direct impact on the timing and amount of payments by borrowers. Default rates on credit card loans generally may be expected to exceed default rates on residential mortgage loans.

     Certain jurisdictions and their residents may attempt to require out-of-state credit card issuers such as the Bank to comply with the consumer protection laws of those jurisdictions (including laws limiting the charges imposed by such credit card issuers) in connection with their operations in such jurisdictions. For example, in recent years a number of lawsuits and administrative actions have been filed in several states against out-of-state credit card issuers (including both federally chartered and state chartered insured depository institutions) challenging various fees and charges (such as late fees, over-the-limit fees, returned check fees and annual membership fees) assessed against residents of the states in which such lawsuits were filed, based on restrictions or prohibitions under the laws of such states. Several state and federal courts that have considered this issue have ruled in favor of the issuing institutions; however, courts in some states, including Pennsylvania and New Jersey, have determined that certain laws of those states that prohibit certain fees and charges are applicable to out-of-state credit card issuers. If it were determined that out-of-state credit card issuers must comply with a jurisdiction's laws limiting the charges imposed by credit card issuers, such an action could have an adverse impact on the Bank's credit card operations.

     8. REGULATORY CAPITAL LEVELS OF CHEVY CHASE. At September 30, 1995, the Bank's tangible, core, tier 1, risk-based and total risk-based regulatory capital ratios were 5.77%, 5.77%, 6.65% and 11.63%, respectively. The Bank's capital ratios exceeded the requirements under FIRREA as well as the standards established for "well capitalized" institutions under the prompt corrective action regulations established pursuant to FDICIA. On the basis of its balance sheet at September 30, 1995, the Bank met the FIRREA-mandated fully phased-in capital requirements and, on a fully phased-in basis, met the capital standards established for "well capitalized" institutions under the prompt corrective action regulations. The OTS has the discretion under the prompt corrective action regulations to reclassify an institution from one category to the next lower category, for example, for "well capitalized" to "adequately capitalized," if, after notice and an opportunity for a hearing, the OTS determines that the institution is in an unsafe or unsound condition, or has received and has not corrected a less than satisfactory examination rating for asset quality, management, earnings or liquidity.

     Chevy Chase's levels of non-performing assets may result in reductions in capital to the extent losses are recognized as a result of deteriorating collateral values or general economic conditions. OTS capital regulations provide a five-year holding period (or such longer period approved by the OTS) for REO to qualify for an exception from treatment as an equity investment. If an REO property is considered an equity investment, its then-current book value is deducted from total risk-based capital. Accordingly, if the Bank is unable to dispose of any REO property (through bulk sales or otherwise) prior to the end of its applicable five-year holding period and is unable to obtain an extension of such five-year holding period from the OTS, the Bank could be required to deduct the then-current book value of the REO from risk-based capital. In September 1995, the Bank received from the OTS an extension through September 29, 1996 of the five-year holding period for certain of its REO properties acquired through foreclosure in fiscal 1990 and fiscal 1991. There can be no assurance that the Bank will be able to dispose of all of its REO properties within the applicable five-year period or obtain any necessary further extensions.

     The Bank's ability to maintain or increase its capital levels in future periods will be subject to general economic conditions, particularly in the Bank's local markets. Adverse general economic conditions or a renewed downturn in local real estate markets could require further additions to the Bank's allowances for losses and further charge-offs. Any such developments would adversely affect the Bank's earnings and thus its regulatory capital levels. In addition, as discussed below under "Risks of Pending Legislation," legislation is expected to be enacted which would require the Bank to pay as early as January 1, 1996 a one-time assessment of up to 85 basis points on its SAIF-insured deposits and thereby reduce the Bank's regulatory capital levels.

     As a result of the foregoing factors, although the Bank's regulatory capital ratios on a fully phased-in basis at September 30, 1995 would meet the ratios established for "well capitalized" institutions, there can be no assurance that the Bank will be able to maintain levels of capital sufficient to continue to meet the standards for classification as "well capitalized" under the prompt corrective action standards.

     9. RISKS OF PENDING LEGISLATION. Legislation pending in the U.S. Congress, if enacted into law in the form proposed, could affect the Bank's earnings and regulatory capital levels. As of the date of this Prospectus, it cannot be determined whether, or in what form, such legislation will be enacted.

     BALANCED BUDGET ACT OF 1995. In November 1995, Congress passed and presented to President Clinton the Balanced Budget Act of 1995 (the "Budget Act"), which would, among other things, capitalize the SAIF and either reduce or eliminate the disparity between the Bank Insurance Fund (the "BIF") and SAIF insurance rates. Under the Budget Act, (i) thrift institutions would pay a one-time assessment estimated to be up to 85 basis points on their SAIF-insured deposits, as measured on March 31, 1995, to increase the SAIF's reserve ratio to 1.25% and (ii) effective January 1, 1996, the assessment base for interest on Financing Corporation bonds, which were issued in the late 1980's to resolve troubled thrifts, would be expanded to cover all FDIC-insured institutions, including members of both BIF and SAIF. If the legislation is enacted in its current form, the Bank would be required to pay a one-time assessment of up to $35 million in the first quarter of calendar year 1996; however, the Bank's semi-annual risk-based deposit insurance premiums should be reduced in future years.

     The Budget Act also would repeal the thrift bad debt reserve provisions of the Internal Revenue Code. In addition, although the Budget Act does not require savings associations to convert to bank charters, it does provide for a merger of the BIF and the SAIF on January 1, 1998, if no insured depository institution remains chartered as a savings association on that date.

     On December 6, 1995, President Clinton vetoed the Budget Act for reasons that are unrelated to the above-described provisions.

     THRIFT CHARTER LEGISLATION. In September 1995, the Financial Institutions Subcommittee of the House Banking Committee approved the Thrift Charter Conversion Act of 1995 (the "Conversion Act"). The Conversion Act would, among other things, eliminate the federal thrift charter by requiring all federally chartered thrifts, including the Bank, to convert to national bank, state bank or state thrift charters by January 1, 1998. Any institution with a federal thrift charter on January 1, 1998, would be converted to a national bank by operation of law. Effective January 1, 1998, the Conversion Act also would, among other things (i) abolish the OTS and transfer its functions to other agencies, (ii) repeal the Home Owners Loan Act, the federal statute governing the operations of thrift institutions and their holding companies, and (iii) merge the SAIF and BIF.

     Following conversion, a federal thrift generally would be required to conform its activities to those permissible under its new charter. However, existing non-conforming activities could be continued for up to four years (two years, with two possible one-year extensions) from the date that the thrift converts to a new charter. Accordingly, if the Conversion Act were enacted in its current form and Chevy Chase were to become a national bank, the Bank could be required, within as little as two years after its conversion date, to restrict its sales of non-credit-related insurance and to divest itself of certain limited real estate investments.

     The Conversion Act would permanently grandfather the existing interstate branches of converted thrifts, but the converted thrift could establish additional interstate branches only in conformity with federal and state law applicable to national and state banks without regard to any grandfathered interstate branches. Because Maryland and Virginia have enacted interstate banking laws, the principal impact on the Bank of this provision of the Conversion Act would be to eliminate the flexibility the Bank now has under federal law to open interstate branches in any state, regardless of state law. Conversion of the Bank to a commercial bank charter also would change (i) the primary federal regulator of the Bank and (ii) certain of the regulatory capital and accounting policies and rules applicable to the Bank. Application of different capital and accounting policies and rules without an appropriate transition period could have an adverse effect on the Bank's earnings and regulatory capital ratios.

     Upon the Bank's conversion to a commercial bank, the Bank's four registered savings and loan holding companies, including the Trust, would become bank holding companies regulated at the holding company level by the Federal Reserve Board (the "FRB"). Current rules and regulations of the FRB subject bank holding companies to capital requirements and activities restrictions that are not currently generally applicable to savings and loan holding companies under OTS regulations. The Conversion Act would permit holding companies of converted thrifts that meet certain requirements ("Qualified Bank Holding Companies" or "QBHCs") to continue to engage in nonconforming activities so long as their subsidiary converted thrift continued to satisfy the qualified thrift lender test and continued to comply with all limitations and restrictions on the types and amounts of loans and investments (such as the 10% of assets limitation on commercial loans) that were applicable to such institutions on the Conversion Act's enactment date. However, QBHC status would be lost if (i) the QBHC underwent a change in control, or were the subject of any merger or consolidation with a company not under common control with the QBHC or
(ii) either the QBHC or its subsidiary converted thrift acquired more than 5% of
the shares or assets of any insured depository institution.   Under the
Conversion Act, QBHCs generally would not be subject to the FRB's bank holding company capital requirements.

     In November 1995, legislation identical to the Conversion Act was introduced in the Senate, and the Senate Banking Committee has announced plans to hold hearings on the bill and to approve its version of a bill by April 1996.

     10. REGULATORY RESTRICTIONS APPLICABLE TO CHEVY CHASE. The Bank is currently subject to various restrictions and requirements contained in a written agreement with the OTS which became effective in September 1991. The areas addressed by the agreement, as amended in October 1993, include transactions with affiliates, reduction of existing levels of REO and asset quality. Among other things, the Bank has agreed that it will not increase its investment in certain of its real estate development properties, including the four active Communities, beyond specified levels without OTS approval, will make very effort to reduce its exposure in those properties and will notify the OTS 15 days before rejecting any written purchase offers for those properties. In addition, Chevy Chase has agreed to provide the OTS with 15 days notice before selling significant business assets.

     The Bank remains subject to growth restrictions, higher FDIC insurance premiums and a requirement to obtain OTS approval for changes in directors and senior executive officers. The Bank has received limited waivers of the growth restrictions from the OTS.

     The OTS prompt corrective action regulations require appointment of an conservator or receiver for "critically undercapitalized" institutions. An institution will be considered critically undercapitalized if its ratio of "tangible equity" (generally defined by the OTS as core capital plus cumulative perpetual preferred stock) to total assets is 2.0% or below. At September 30, 1995, Chevy Chase's tangible equity ratio was 5.77%.

     The failure of the Bank to maintain capital compliance could result in regulatory sanctions.

     11. CAPITAL MAINTENANCE AGREEMENT BY THE TRUST. The Trust has entered into an agreement with OTS's predecessor agency to maintain Chevy Chase's regulatory capital at the level prescribed by applicable regulatory requirements and, if necessary, to infuse additional capital to enable Chevy Chase to meet those requirements. If the Bank is unable to meet its capital requirements in the future, the OTS could seek to enforce the Trust's obligations under the agreement. To the extent additional capital infusions may be required pursuant to the Trust's capital maintenance agreement, the funds available to repay Notes would be reduced.

     12. POTENTIAL EFFECT OF TAX SHARING REIMBURSEMENT OBLIGATION ON TRUST LIQUIDITY. If Chevy Chase has net operating losses in the current year or in any future year, the Trust could be obligated under the Tax Sharing Agreement to make certain payments to Chevy Chase.

     If in any year Chevy Chase has net operating losses and the Trust group uses such losses to offset taxable income of the Trust (or other members of the Trust group), the Trust (or other members of the Trust group) would be required to make tax sharing payments to Chevy Chase. The sum of any such payments and any payments actually made to the Internal Revenue Service (the "IRS") would not exceed the amount otherwise required to be paid to the IRS if the Trust group had not been able to use the Chevy Chase net operating losses.

     In addition, to the extent that in any year Chevy Chase has net operating losses that are not used in that year to offset taxable income of the Trust (or other members of the Trust group), Chevy Chase would carry back such losses, obtaining a refund of taxes it paid to the IRS or a reimbursement of tax sharing payments it made to the Trust, or both, depending on the amount of the losses and the taxable year in which they occur. At September 30, 1995, the maximum amount the Trust could be required to reimburse Chevy Chase in the event of a carryback of Chevy Chase losses, based on tax sharing payments received through that date, was $35.1 million. Any such payments made by the Trust to Chevy Chase could have a material adverse effect on the Trust's liquidity and, in any event, would reduce funds available to repay the Notes.

     13. NO LIMITATION IN INDENTURE ON DIVIDENDS, DISTRIBUTIONS, ISSUANCE OF SECURITIES OR INCURRENCE OF ADDITIONAL INDEBTEDNESS. The indenture pursuant to which the Notes will be issued (the "Indenture") does not include certain covenants which are customary in negotiated indentures governing the issuance of public debt securities similar to the Notes and which are intended to protect the rights of security holders. The Indenture does not impose any restrictions on the Trust with respect to the payment of dividends or distributions on its capital stock or the issuance of additional securities, nor does the Indenture limit the incurrence by the Trust of additional indebtedness. The Trust's ability to pay dividends, issue additional securities and incur additional debt, however, is currently subject to restrictions under various other loan agreements to which the Trust is a party, including the indenture pursuant to which the Trust has issued its 11-5/8% Senior Secured Notes due 2002.

     14. TRUST OPTION TO REDEEM NOTES. The Trust, at its sole option, may call for the redemption, at face value, of any Note with a Stated Maturity of more than one year from the date of issue on any Interest Payment Date on or after the first anniversary of its date of issue. See "Description of Notes - Redemption of Certain Notes." Such early redemptions, if made, would reduce the funds available to pay Notes maturing thereafter.

     15.  RISKS TO REAL ESTATE TRUST OF PROPERTY OWNERSHIP AND DEVELOPMENT.
Most of the operating expenses and virtually all of the debt service payments associated with income-producing properties are fixed; they are not decreased by reductions in occupancy or rental income. Operating expenses are also subject to inflationary increases. Therefore, the ability of the Real Estate Trust to meet its fixed obligations with cash flow from its income-producing properties is highly dependent on its ability to maintain or increase their levels of rental income and hotel sales revenues.

     Rental income is subject to a number of risks, including adverse changes in national or local economic conditions and other factors which might impair the ability of existing tenants to maintain their rental payments and which might reduce the potential demand by prospective new tenants for vacant space. Any of the Real Estate Trust's commercial properties and hotels also could be adversely affected by governmental actions such as increases in real estate tax rates. Hotel revenues are subject to rapid declines if customer demand should be impaired for any reason, since advance bookings represent only a limited portion of overall revenues and are subject to cancellation.

     Real estate investments tend to be relatively illiquid; they cannot be converted quickly and readily to cash, although, under normal market conditions, they can be so converted on an orderly basis over a period of time. This lack of liquidity tends to limit the ability of the Real Estate Trust to vary its portfolio promptly in response to changes in economic, demographic, social, financial and investment conditions.

     Real estate development and ownership in certain areas of the country is currently suffering from overbuilding or adverse local economic conditions, or both. In recent periods, the Real Estate Trust's office building leasing rates have experienced a decline due to recessionary economic conditions in the metropolitan areas in which the office properties are located.

     16.  POSSIBLE CONFLICTS OF INTEREST AFFECTING REAL ESTATE TRUST.
B. Francis Saul II, Chairman of the Trust, and his affiliates own 100% of the Trust's common shares of beneficial interest and thus control the Trust.
Mr. Saul also controls B. F. Saul Company (the "Saul Company"), which in turn controls B. F. Saul Advisory Company (the "Advisor") and Franklin Property Company ("Franklin"). The Advisor acts as the Real Estate Trust's investment advisor and carries on the day-to-day general management, financial, accounting, legal and administrative affairs of the Real Estate Trust. Franklin acts as leasing and management agent for most of the income-producing properties owned by the Real Estate Trust and plans and oversees the development of other new properties and the expansion and renovation of existing properties. The compensation received by the Advisor and Franklin is determined by the Trustees, including the independent trustees, who have no current affiliation with the Saul Company or its subsidiaries. Since only two of the Trust's five trustees are considered independent, the independent trustees represent a minority of the Board of Trustees. There is no requirement in the Trust's Declaration of Trust or in the Indenture, or elsewhere, that the Trust have a certain number or percentage of independent Trustees.

     The Saul Company, its affiliated companies, their officers and directors, and two of the trustees of the Trust actively engage in various activities relating to the general business of real estate development and finance. The Saul Company and related companies have many clients other than the Real Estate Trust with investment interests in real estate and are engaged in such activities on their own behalf and as agents for and advisors to others. No provision in the Declaration of Trust or the advisory contract with the Advisor (the "Advisory Contract") prohibits the Advisor, Franklin, the Saul Company, their affiliates, any officer, director or employee of such companies, or any Trustee of the Trust from performing investment advisory services for parties other than the Real Estate Trust, engaging in activities similar to or competitive with the investment operations of the Real Estate Trust, or making real estate investments that might be suitable or desirable for the Real Estate Trust. The Advisory Contract provides that the Real Estate Trust has priority with respect to any investment made by the Saul Company, the Advisor and their directors and officers, for their account or for the account of any enterprise (other than a savings and loan institution) in which they have a beneficial interest aggregating 40% or more. There are no procedural safeguards to ensure this priority, although the entities normally do not compete for the same type of investments and thus conflicts generally have not arisen. Relevant personnel have been advised concerning the conflict provision in the Advisory Contract and have been instructed to comply with such provisions.

     Potential conflicts of interest may arise from Mr. Saul's role as Chairman of the Board and Chief Executive Officer of Saul Centers, the general partner of Saul Holdings Partnership. See "Summary - The Trust." The Trust has entered into an Exclusivity Agreement (the "Exclusivity Agreement") with, and has granted a right of first refusal (the "Right of First Refusal") to, Saul Centers, Saul Holdings Partnership and its two subsidiary limited partnerships (collectively, the "Company"). The purpose of these agreements is to minimize potential conflicts of interest between the Real Estate Trust and the Company. The Exclusivity Agreement and Right of First Refusal generally require the Real Estate Trust to conduct its shopping center business exclusively through the Company and to grant the Company a right of first refusal to purchase commercial properties and development sites that become available to the Real Estate Trust in the District of Columbia or adjacent suburban Maryland. Subject to the Exclusivity Agreement and Right of First Refusal, the Real Estate Trust may continue to develop, acquire, own and manage commercial properties and own land suitable for development as, among other things, shopping centers and other commercial properties.

     17. LACK OF INVESTMENT AND BORROWING LIMITATIONS IN DECLARATION OF TRUST. With certain exceptions, the Trust's Declaration of Trust does not specify the proportion of the Trust's assets which may or shall be committed to each of the several types of investments which the Trust may make. The Trustees may change the mix of the Trust's investment portfolio at any time or make investments of a type not currently made by the Trust, provided that such investments are not prohibited by the Declaration of Trust or by any indenture, loan agreement or other instrument to which the Trust is a party. The Declaration of Trust does not place any limitations on the amount of funds which the Trust may borrow or on the types of short-term or long-term debt securities which it may issue, including additional Notes or indebtedness senior to the Notes.

     18. LIMITATIONS ON LIABILITY OF SHAREHOLDERS, TRUSTEES AND OFFICERS OF THE TRUST. The name "B.F. Saul Real Estate Investment Trust" is the designation of the Trust under its Declaration of Trust currently in effect. In accordance with the Declaration of Trust, all persons dealing with the Trust must look solely to the Trust's property for the enforcement of any claims against the Trust, since none of the Trustees, officers, agents or shareholders of the Trust assumes any personal liability for obligations entered into on behalf of the Trust. Further, as required by the Declaration of Trust, the Indenture provides that covenants and obligations for the benefit of Noteholders contained in the Indenture bind only the property of the Trust and are not binding upon, and cannot be enforced against, the shareholders, Trustees, officers, employees or agents of the Trust or their private property. In the event of a default by the Trust under a Note, a Noteholder may have a more limited right of action than such Noteholder would have absent such provisions in the Declaration of Trust and Indenture.

     19. ABSENCE OF BROKER OR DEALER. The Trust has not used and does not intend to use an underwriter or selling agent in connection with the offering and sale of the Notes. Purchasers, therefore, will not have the benefit of the independent review of the Trust, the terms of the Notes, and the accuracy and completeness of the information contained in the Prospectus that might be provided by an underwriter or other selling agent involved in an offering of the Notes. Also, because the offering of Notes will be conducted exclusively by officers of the Trust who are not registered with the Securities and Exchange Commission as brokers or dealers, such officers will not be in a position to determine the suitability of the Notes for investors. EACH INVESTOR SHOULD DETERMINE INDEPENDENTLY OR SEEK INDEPENDENT INVESTMENT ADVICE AS TO WHETHER THE NOTES REPRESENT A SUITABLE INVESTMENT FOR SUCH INVESTOR.

                                 USE OF PROCEEDS

     The Trust will use the net proceeds from the sale of the Notes offered hereby primarily to retire maturing Outstanding Notes (including the Notes offered hereby). At December 15, 1995, $4.3 million and $5.6 million principal amount of Outstanding Notes were scheduled to mature in fiscal 1996 and fiscal 1997, respectively. The interest rates on Outstanding Notes scheduled to mature during this period vary from 5% to 15% per annum. Any proceeds not applied to pay Outstanding Notes will be used for other general corporate purposes. This offering is not contingent on the sale of any minimum amount of Notes.


                              PLAN OF DISTRIBUTION

     The Notes will not be distributed through underwriters, brokers or dealers. The Notes will be sold only by the Trust acting through one or more of its duly authorized officers. Such officers are salaried employees of the Saul Company, the parent of the Advisor, and do not receive any compensation in connection with their participation in the offering and sale of the Notes in the form of commissions or other remuneration based either directly or indirectly on sales of the Notes. Although the Trust does not compensate the officers who participate in the offering and sale of the Notes, the Trust does pay the Advisor a fee of 1% of the principal amount of the Notes as they are issued to offset its costs of administering the Note program. Notes will be available for sale only at the Trust's office in Bethesda, Maryland. See "How to Purchase Notes."

     The offering of the Notes by this Prospectus will terminate when all of the Notes have been sold. See "Description of Notes - General." The Trust may terminate the offering of the Notes at any time without notice.

                              HOW TO PURCHASE NOTES

     Notes may be purchased in person at the sales office of the Trust, 7200 Wisconsin Avenue, Suite 903, Bethesda, Maryland 20814, or by mail by completing the applicable Note Order Form, which may be found at the end of this Prospectus, and mailing the form and a check payable to the Trust in the enclosed envelope. In either case, the Note, in registered form, will be mailed directly to the purchaser by The Riggs National Bank of Washington, D.C., the Indenture Trustee for the Notes. For further information on how to purchase Notes, please telephone (301) 986-6207.

                              DESCRIPTION OF NOTES

     The Notes will be issued under an Indenture dated as of September 1, 1992 (the "Indenture") between the Trust and The Riggs National Bank of Washington, D.C. (the "Indenture Trustee"). Included below is a summary of the material terms of the Notes and the material provisions of the Indenture. The summary does not purport to be complete and is subject in all respects to the provisions of, and is qualified in its entirety by express reference to, the cited Sections and Articles of, and definitions contained in, the Indenture, a copy of which has been filed with the Commission as an exhibit to the Registration Statement of which this Prospectus forms a part, and which is available as described under Available Information.

GENERAL

     The Notes are limited to the aggregate principal amount of $80 million initially offered hereby (Section 3.01). At December 15, 1995, $42.6 million in principal amount of Notes was available to be issued under the Indenture. The Trust from time to time may enter into one or more supplemental indentures providing for the issuance of additional notes without the consent of the holders of outstanding Notes (Section 9.01).

     The Notes will be issued in denominations of $5,000 or any amount in excess thereof which is an integral multiple of $1,000. They will be issued in registered form only, without coupons, to mature one to ten years from the date of issue, as selected by the investor. The Notes will be unsecured general obligations of the Trust and will be identical except for interest rate, issue date and maturity date (Section 3.02). Except as described below under "Redemption of Certain Notes," the Notes will not contain any provisions for conversion, redemption, amortization, sinking fund or retirement prior to maturity.

     THE NOTES ARE NOT GUARANTEED OR INSURED AND ARE NOT SECURED BY ANY MORTGAGE, PLEDGE OR LIEN. The Notes will rank on a parity in right of payment with all unsecured debt of the Real Estate Trust. At September 30, 1995, the Real Estate Trust's unsecured debt

(consisting of Notes and accounts payable and accrued expenses) totaled $68 million. As of such date, there was no debt of the Real Estate Trust which is subordinated to the Real Estate Trust's unsecured debt.

     Each Note will bear interest from the date of issue to the date of maturity at the annual rate stated on the face thereof. Such interest will be payable semi-annually, six months from the date of issue and each six months thereafter, and at maturity, to the persons in whose names the Notes are registered at the close of business on the 20th day preceding such Interest Payment Dates. Interest rates applicable to Notes will be subject to change by the Trust from time to time, but no such change will affect any Notes issued prior to the effective date of such change (Section 3.01). Based on the amount of a proposed investment in Notes or the aggregate principal amount of the Trust's outstanding unsecured notes held by a prospective investor, the Trust may offer to pay interest on a Note of any maturity at an annual rate of up to 2% in excess of the interest rate shown on the cover page of this Prospectus for a Note of such maturity.

     At maturity of any Note, principal will be payable upon surrender of such Note without endorsement at The Riggs National Bank of Washington, D.C., Corporate Trust Division, 808 17th Street N.W., Washington, D.C. 20006.
Interest payments will be made by the Trust by check mailed to the person entitled thereto (Sections 3.01 and 10.02). NOTES MUST BE PRESENTED AT THE ABOVE OFFICE OF THE INDENTURE TRUSTEE FOR REGISTRATION OF TRANSFER OR EXCHANGE AND FOR PAYMENT AT MATURITY. No service charge will be imposed for any transfer or exchange of Notes, but the Trust may require payment to cover taxes or other governmental charges that may be assessed in connection with any such transfer or exchange (Section 3.05).

     THE INDENTURE DOES NOT IMPOSE ANY RESTRICTIONS ON THE TRUST'S ABILITY TO PAY DIVIDENDS OR OTHER DISTRIBUTIONS TO ITS SHAREHOLDERS, TO INCUR DEBT OR TO ISSUE ADDITIONAL SECURITIES. SEE "RISK FACTORS AND OTHER CONSIDERATIONS - NO LIMITATION IN INDENTURE ON DIVIDENDS, DISTRIBUTIONS, ISSUANCE OF SECURITIES OR INCURRENCE OF ADDITIONAL INDEBTEDNESS."

     There is no established trading market for the Notes, and the Trust does not anticipate that an active trading market will be established.

REDEMPTION OF CERTAIN NOTES

     The Trust may, at its sole election, redeem any of the Notes having a Stated Maturity of more than one year from date of issue on any Interest Payment Date with respect to such Note on or after the first anniversary of the date of issue of such Note at a Redemption Price (exclusive of the installment of interest due on the Redemption Date, payment of which shall have been made or duly provided for to the registered holder on the relevant Record Date) equal to the Principal Amount of the Note so redeemed. (Section 11.01). Notes called for redemption will not bear interest after the Redemption Date. (Section 11.07).

     If fewer than all of the Notes having a Stated Maturity of more than one year and the same Interest Payment Date as the Redemption Date are to be redeemed, the particular Notes to be redeemed will be selected by such method as the Trust shall deem appropriate and may include redemption of Notes with higher interest rates first (Section 11.04).

EVENTS OF DEFAULT AND NOTICE THEREOF

     The Indenture provides that an "Event of Default" with respect to the Notes will result upon the occurrence of any of the following:

          (i) default in the payment of any interest upon any Note when it becomes due and payable, and continuance of such default for a period of 30 days;

          (ii) default in the payment of the principal of (and premium, if any, on) any Note at its Maturity;

          (iii) default in the performance, or breach, of any covenant or warranty of the Trust in the Indenture (other than a covenant or warranty a default in whose performance or whose breach is elsewhere in the Indenture specifically dealt with), and continuance of such default or breach for a period of 60 days after there has been given, by registered or certified mail, to the Trust by the Indenture Trustee or to the Trust and the Indenture Trustee by the Holders of at least 10% in principal amount of the Notes Outstanding, a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a "Notice of Default" under the Indenture;

          (iv) certain events of bankruptcy or insolvency affecting the Trust; or

          (v) B. F. Saul Advisory Company ceases to be the investment advisor to the Trust without being immediately replaced by another entity the majority voting interest of which is owned by the Saul Company or B. Francis Saul II (Section 5.01).

     Within 90 days after the occurrence of a default, the Indenture Trustee is required to give the Noteholders notice of all defaults known to it; provided that, except in the case of a default in the payment of principal of, and premium, if any, or interest on, any of the Notes, the Indenture Trustee will be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interest of the Noteholders (Section 6.02). If an Event of Default occurs and is continuing, the Indenture Trustee or the Holders of not less than 25% in principal amount of the Notes Outstanding may declare the principal of all the Notes to be due and payable immediately, by a notice in writing to the Trust (and to the Indenture Trustee if given by Noteholders), and upon any such declaration such principal will become immediately due and payable (Section 5.02). At any time after such a declaration of acceleration has been made and before a judgment or decree for payment of the money due has been obtained by the Indenture Trustee, the Holders of a majority in principal amount of the Notes Outstanding, by written notice to the Trust and the Indenture Trustee, may rescind and annul such declaration and its consequences if (i) the Trust has paid or deposited with the Indenture Trustee a sum sufficient to pay

                  (A) all overdue installments of interest on all Notes,

                  (B) the principal of (and premium, if any, on) any Notes which have become due otherwise than by such declaration of acceleration and interest thereon at the rate borne by the Notes,

                  (C) to the extent that payment of such interest is lawful, interest upon overdue installments of interest at the rate borne by the Notes, and

                  (D) all sums paid or advanced by the Indenture Trustee under the Indenture and the reasonable compensation, expenses, disbursements and advances of the Indenture Trustee, its agents and counsel; and

(ii) all Events of Default, other than the non-payment of the principal of Notes which have become due solely by such acceleration, have been cured or have been waived as provided in the Indenture (Section 5.02).

     The Indenture provides that if (i) default is made in the payment of any interest on any Note when such interest becomes due and payable and such default continues for a period of 30 days, or (ii) default is made in the payment of the principal of (or premium, if any, on) any Note at the Maturity thereof, the Trust will, upon demand of the Indenture Trustee, pay to it, for the benefit of the Holders of such Notes, the whole amount then due and payable on such Notes for principal (and premium, if any) and interest, with interest upon the overdue principal (and premium, if any) and, to the extent that payment of such interest is legally enforceable, upon overdue installments of interest, at the rate borne by the Notes. (Section 5.03).

     In the case of an Event of Default which is not cured or waived, the Indenture Trustee will be required to exercise such of its rights and powers under the Indenture, and to use the degree of care and skill in their exercise, that a prudent man would exercise or use under the circumstances in the conduct of his own affairs, but it otherwise need only perform such duties as are specifically set forth in the Indenture (Section 6.01). Subject to such provisions, the Indenture Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any of the Noteholders unless they offer to the Indenture Trustee reasonable security or indemnity (Section 6.03).

MODIFICATION OF INDENTURE

     The Indenture, the rights and obligations of the Trust and the rights of the Noteholders may be modified by the Trust and the Indenture Trustee without the consent of the Noteholders (i) to evidence the succession of a corporation or other entity to the Trust, and the assumption by any such successor of the covenants of the Trust in the Indenture and the Notes, (ii) to add to the covenants of the Trust, for the benefit of the Noteholders, or to surrender any right or power conferred in the Indenture upon the Trust, (iii) to cure any ambiguity, to correct or supplement any provision of the Indenture which may be defective or inconsistent with any other provisions, or to make any other provisions with respect to matters or questions arising under the Indenture which are not inconsistent with the Indenture, provided such action does not adversely affect the interests of the Noteholders, (iv) to create, from time to time, notes in addition to the Notes initially issuable under the Indenture and any supplemental indenture thereto, which subsequently created notes are identical to the Notes initially issuable under the Indenture and any supplemental indenture thereto, except for interest rate, issue date and maturity date, or (v) to modify, amend or supplement the Indenture to effect the qualification of the Indenture under the Trust Indenture Act of 1939 and to add to the Indenture specified provisions permitted by such Act (Section 9.1).

     With certain exceptions, the Indenture, the rights and obligations of the Trust and the rights of the Noteholders may be modified in any manner by the Trust with the consent of the holders of not less than 66-2/3% in aggregate principal amount of the Notes Outstanding; but no such modification may be made without the consent of each Noteholder affected thereby which would (i) change the maturity of the principal of, or any installment of interest on, any Note or reduce the principal amount thereof or the interest thereon, or impair the right of such Noteholder to institute suit for the enforcement of any such payment on or after the maturity thereof, or (ii) reduce the percentage in principal amount of the Notes Outstanding, the consent of whose holders is required for any modification of the Indenture, or the consent of whose holders is required for any waiver of compliance with certain provisions of the Indenture or certain defaults thereunder and the consequences thereof provided for in the Indenture (Section 9.02).c5

COMPLIANCE REPORTS

     The Trust and each other obligor on the Notes, if any, must deliver annually to the Trustee, within 120 days after the end of each fiscal year, an officers' certificate stating whether the Trust is in default in the performance and observance of any of the conditions or covenants of the Indenture, and if the Trust is in default, specifying all such defaults and the nature and status thereof (Section 10.06).

REPORTS TO NOTEHOLDERS

     The Trust will furnish to the holders of Notes such summaries of all quarterly and annual reports which it files with the Commission as may be required by the rules and regulations of the Commission to be furnished to holders of any Notes (Section 7.04).

                                     EXPERTS

     The Trust's Consolidated Financial Statements and related schedules included in the Trust's Annual Report on Form 10-K for the year ended September 30, 1993 have been audited by Stoy, Malone & Company, P.C., independent public accountants, as indicated in their reports with respect thereto, and are incorporated herein by reference in reliance upon the authority of said firm as experts in giving said reports. Reference is made to the report with respect to the Trust's Consolidated Financial Statements for the year ended September 30, 1993, which includes an explanatory paragraph with respect to the change in the method of accounting for foreclosed assets.

     The Trust's Consolidated Financial Statements and related schedules included in the Trust's Annual Report on Form 10-K at September 30, 1995 and for the years ended September 30, 1995 and 1994 have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated herein by reference in reliance upon the authority of said firm as experts in giving said reports. Reference is made to the report with respect to the Trust's Consolidated Financial Statements at September 30, 1995 and for the years ended September 30, 1995 and 1994, which includes an explanatory paragraph with respect to the changes in the method of accounting for (i) income taxes, impaired loans and investments in securities and mortgage-backed securities and
(ii) mortgage servicing rights.

                                  LEGAL MATTERS

     The legality of the securities offered by this Prospectus has been passed upon for the Trust by the firm of Shaw, Pittman, Potts & Trowbridge, Washington, D.C., a partnership including professional corporations. George M. Rogers, Jr., a member of that firm, is a trustee of the Trust and a director of B. F. Saul Company and of Chevy Chase.

                                 NOTE ORDER FORM

B. F. SAUL REAL ESTATE INVESTMENT TRUST
7200 Wisconsin Avenue, Suite 903
Bethesda, Maryland 20814

     Please issue a Note exactly as indicated below at the interest rate shown on your current Prospectus or supplement thereto. My check for 100% of the principal amount is enclosed. I understand that my Note will be issued as of the date this order is received (if received by noon) and that your offer may be withdrawn without notice.

=============================================================================

Owner's Name ________________________________________________________________
_____________________________________________________________________________
_____________________________________________________________________________
Address _____________________________________________________________________
_____________________________________________________________________________
_____________________________________________________  Zip __________________
Taxpayer Identification (Social Security) Number ____________________________ Principal Amount of Note (minimum $5,000) $__________________________________
Maturity from date of issue (circle one)     1  2  3  4  5  6  7  8  9  10
year(s)

     If the maturity date falls on a Saturday, Sunday, or holiday, it will be changed to the nearest business day. This change will not alter the interest rate.

     Under penalties of perjury, I certify (1) that the number shown on this form is my correct taxpayer identification number, and (2) that I am not subject to backup withholding because (a) I have not been notified that I am subject to backup withholding as a result of a failure to report all interest or dividends, or (b) the Internal Revenue Service has notified me that I am no longer subject to backup withholding; or all of the account owners are neither citizens nor residents of the United States and therefore exempt from withholding.

     Note: Strike out the language certifying that you are not subject to backup withholding due to notified payee underreporting if the Internal Revenue Service has notified you that you are subject to backup withholding and you have not received notice from the Internal Revenue Service advising that backup withholding has terminated.


------------------------------------    ----------------------------------------
Date:                                   Signature

------------------------------------

------------------------------------    ----------------------------------------
                                        Printed Name
For Office Use Only:

                                        ----------------------------------------
Date Received:                          Address (if different from  above)

Issue Date:                             ----------------------------------------
                                        City & State                  Zip Code
Interest Rate:
                                        ----------------------------------------
------------------------------------    Telephone (Including Area Code)

                                 ACKNOWLEDGEMENT


     I UNDERSTAND AND ACKNOWLEDGE THAT (1) THE NOTE I AM PURCHASING IS NOT A SAVINGS ACCOUNT OR A DEPOSIT AND (2) THE NOTE IS NOT INSURED OR GUARANTEED BY ANY FEDERAL GOVERNMENTAL AGENCY, INCLUDING THE FEDERAL DEPOSIT INSURANCE CORPORATION, OR BY ANY STATE GOVERNMENTAL AGENCY.



                              -----------------------------------
                              Signature


                              -----------------------------------
                              Printed Name

                                 NOTE ORDER FORM

B.F. SAUL REAL ESTATE INVESTMENT TRUST
7200 Wisconsin Avenue, Suite 903
Bethesda, Maryland  20814

Gentlemen:

I (We) hold a Note,


                     Number________________________________________________

for the principal amount of $______________________________________________

           which matures on________________________________________________


Check One of the Following Boxes:

   1   / / I (We) wish to receive a check for the principal amount - if so, please send note to Riggs National Bank.

   2  / / I (We) wish to reinvest the principal amount in a new Note as follows:

________________________________________________________________________________

Principal Amount of
New Note                              Maturity from date of issue
(Minimum $5,000): $___________________(circle one): 1 2 3 4 5 6 7 8 9 10 Year(s)
________________________________________________________________________________

The principal amount of the New Note may be either increased or decreased in increments of $1,000. In no case can the new principal be less than $5,000. If increased, please send a check payable to B.F. Saul Real Estate Investment Trust for the amount of the increase.

          PLEASE ENCLOSE THE MATURING NOTE AND RETURN TO US


If the new note to be issued is to be registered in name other than that of the present holder(s), or if any other alterations in the form of the registration are required, please print or type in the new information below.


Name of Owner(s)          ______________________________________________________
                          Printed

                          ______________________________________________________
                          Printed

Address                   ______________________________________________________
                          No.                  Street                       Apt.

                          ______________________________________________________
                          City                 State                    Zip Code

Telephone Number          (              )
                          ------------------------------------------------------
                          Area Code

Federal Identification or
Social Security Number    ______________________________________________________


_______________________________________________        _________________________
Signature                                              Date

                                 ACKNOWLEDGEMENT


     I UNDERSTAND AND ACKNOWLEDGE THAT (1) THE NOTE I AM PURCHASING IS NOT A SAVINGS ACCOUNT OR A DEPOSIT AND (2) THE NOTE IS NOT INSURED OR GUARANTEED BY ANY FEDERAL GOVERNMENTAL AGENCY, INCLUDING THE FEDERAL DEPOSIT INSURANCE CORPORATION, OR BY ANY STATE GOVERNMENTAL AGENCY.




                              -----------------------------------
                              Signature


                              -----------------------------------
                              Printed Name

========================================    ====================================

     No person has been authorized to
give any information or to make any
representation not contained in this
Prospectus and, if given or made, such            B.F. SAUL REAL ESTATE
information or representation must not              INVESTMENT TRUST
be relied upon. This Prospectus does
not constitute an offer to sell or a
solicitation of an offer to buy any
securities not offered hereby, or an
offer to sell or a solicitation of any
offer to buy the securities offered               Notes Due One Year
hereby in any jurisdiction in which (or              to Ten Years
to any person to whom) it is unlawful to          from Date of Issue
make such offer or solicitation, and
this Prospectus may not be used to make
any such offer or solicitation by a
person who is not qualified to do so
under the laws of the jurisdiction in
which the offer or solicitation is made.          ___________________
Neither the delivery of this Prospectus
nor any sale hereunder shall under any            P R O S P E C T U S
circumstances create any implication              ___________________
that there has been no change in the
affairs of the Trust since the date on
the cover page hereof.

   TABLE OF CONTENTS

                                     PAGE
                                     ----

Available Information ................  3         7200 Wisconsin Avenue
Incorporation of Certain                          Suite 903
  Documents by Reference .............  3         Bethesda, Maryland 20814
Summary ..............................  5         Telephone: (301) 986-6207
The Trust ............................ 10
Risk Factors and
  Other Considerations ............... 10
Use of Proceeds ...................... 20
Plan of Distribution ................. 20
How to Purchase Notes ................ 21
Description of Notes ................. 21
Experts .............................. 25
Legal Matters ........................ 26
Note Order Forms ..................... E-1
==========================================      ===============================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


     Item 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     It is estimated that the expenses in connection with the issuance and distribution of the securities are as follows:



     Registration fee. . . . . . . . . . . . . . . . .        $   20,000
     Cost of printing and engraving. . . . . . . . . .            18,500
     Indenture Trustee & Registrar's Fees. . . . . . .            80,000
     Legal fees of counsel for registrant. . . . . . .           400,000
     Accountants' fees . . . . . . . . . . . . . . . .            25,000
     Payment to B. F. Saul Advisory Company for
         Administering Note Program. . . . . . . . . .           800,000
     Miscellaneous and Advertising . . . . . . . . . .           367,000
                                                              ----------
         Total . . . . . . . . . . . . . . . . . . . .        $1,710,000
                                                              ----------
                                                              ----------

     Item 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Declaration of Trust (Article III) provides that no Trustee or officer of the Trust shall be liable for any action or failure to act except for his own bad faith, willful misfeasance, gross negligence or reckless disregard of his duties, and, except as stated, Trustees and officers are entitled to be reimbursed and indemnified for all loss, expenses, and outlays which they may suffer because they are Trustees or officers of the Trust.

     Item 16.  EXHIBITS.

  EXHIBITS                                             DESCRIPTION                                              PAGE
------------  ---------------------------------------------------------------------------------------------     -----
     *3.  (a)  Amended  and  Restated Declaration  of  Trust filed  with  the Maryland  State  Department of
               Assessments and Taxation on June 22, 1990.
         *(b)  Amendment  to Amended  and Restated Declaration  of Trust reflected  in Secretary Certificate filed with the  Maryland State Department  of Assessments and  Taxation on June  26, 1990.
          (c)  Amended and Restated By-Laws of the Trust dated  as of February 28, 1991 as filed as  Exhibit
              T3B  to the  Trust's Form  T-3 Application  for Qualification  of Indentures  under the Trust
              Indenture Act of 1939 (File No. 22-20838) is hereby incorporated by reference.

  EXHIBITS                                             DESCRIPTION                                              PAGE
------------  ---------------------------------------------------------------------------------------------     -----

    *4.* (a)  Indenture dated as of September 1, 1992 with respect to the Trust's Notes due from One to
              Ten Years from Date of Issue. The text of the Notes is set forth in Section 2.02.
         (b)  Indenture  with respect to the Trust's Senior Notes Due  from One Year to Ten Years from Date of Issue  as  filed  as  Exhibit  4(a) to  Registration  Statement  No.  33-19909  is  hereby incorporated by reference.
         (c)  First  Supplemental Indenture with respect  to the Trust's Senior Notes  due from One Year to
              Ten Years from Date of Issue as filed as Exhibit T-3C to the Trust's Form T-3 Application for
              Qualification of Indentures  under the Trust  Indenture Act  of 1939 (File  No. 22-20838)  is
              hereby incorporated by reference.
         (d)  Indenture  with respect to the Trust's Senior Notes due  from One Year to Ten Years from Date of Issue  as  filed  as  Exhibit  4(a)  to  Registration  Statement  No.  33-9336  is  hereby incorporated by reference.
         (e)  Fourth  Supplemental Indenture with respect to the Trust's  Senior Notes due from One Year to
              Ten Years from Date of Issue as filed  as Exhibit 4(a) to Registration Statement No.  2-95506
              is hereby incorporated by reference.
         (f)  Third  Supplemental Indenture with respect  to the Trust's Senior Notes  due from One Year to
              Ten Years from Date of Issue as filed  as Exhibit 4(a) to Registration Statement No.  2-91126
              is hereby incorporated by reference.
         (g)  Second  Supplemental Indenture with respect to the Trust's  Senior Notes due from One Year to
              Ten Years from Date of Issue as filed  as Exhibit 4(a) to Registration Statement No.  2-80831
              is hereby incorporated by reference.
         (h)  Supplemental  Indenture with  respect to the  Trust's Senior Notes  due from One  Year to Ten
              Years from Date of Issue  as filed as Exhibit 4(a)  to Registration Statement No. 2-68652  is
              hereby incorporated by reference.
         (i)  Indenture  with respect to the Trust's Senior Notes due from One Year to Five Years from Date of Issue as filed as  Exhibit T-3C to the Trust's  Form T-3 Application for Qualification  of
              Indentures  under the Trust Indenture Act of  1939 (File No. 22-10206) is hereby incorporated by reference.
         (j)  Indenture dated as of March 30, 1994 between the Trust and Norwest Bank Minnesota, National
              Association, as Trustee, with respect to the Trust's 11 5/8% Series B Senior Secured Notes due
              2002, as filed as Exhibit 4(a) to Registration Statement No. 33-52995 is hereby incorporated by reference.
    *5.       Opinion of Shaw, Pittman, Potts & Trowbridge with respect to legality of the Notes.
    10.  (a)  Advisory  Contract with B.F. Saul Advisory Company effective October 1, 1982 filed as Exhibit
              10(a) to Registration Statement No. 2-80831 is hereby incorporated by reference.
         (b)  Commercial Property Leasing and  Management Agreement effective October  1, 1982 between  the
              Trust  and Franklin  Property Company as filed as Exhibit  10(b) to  Registration Statement No.
              2-80831 is hereby incorporated by reference.
        *(c)  Tax Sharing Agreement dated June  28, 1990 among the Trust,  Chevy Chase Savings Bank  F.S.B.
              and  certain  of their  subsidiaries.
        *(d)  Agreement dated June 28, 1990 among the  Trust, B.F. Saul Company, Franklin Development  Co.,
              Inc.,  The Klingle Corporation and Westminster Investing Corporation relating to the transfer of certain shares of Chevy Chase Savings Bank, F.S.B. and certain real property to the  Trust in  exchange for preferred shares of beneficial interest  of the Trust.
         (e)  Regulatory Capital Maintenance/Dividend Agreement dated May 17, 1988 among B.F. Saul Company, the Trust and the Federal  Savings and Loan Insurance Corporation as filed as Exhibit 10(e)  to the  Trust's Annual Report on Form 10-K (File No. 1-7184) for the fiscal year ended September
              30, 1991 is hereby incorporated by reference.
        *(f)  Written Agreement dated September 30, 1991 between the Office of Thrift Supervision and Chevy
              Chase Savings Bank, F.S.B.


  EXHIBITS                                             DESCRIPTION                                              PAGE
------------  ---------------------------------------------------------------------------------------------     -----
     *   (g)  Amendments to Commercial  Property Leasing  and Management  Agreement between  the Trust  and
              Franklin  Property Company  dated as  of December 31,  1992 (Amendment  No. 5),  July 1, 1989
              (Amendment No. 4), October 1, 1986 (Amendment No.  3), January 1, 1985 (Amendment No. 2)  and
              July  1, 1984 (Amendment No. 1).
     *   (h)  Advisory Contract between  B.F. Saul Advisory  Company and Dearborn  Corporation dated as  of
              December  31, 1992.
     *   (i)  Commercial Property  Leasing  and  Management  Agreement  between  Dearborn  Corporation  and
              Franklin  Property  Company  dated  as  of  December  31,  1992.
         (j)  Registration Rights and Lock-Up Agreement  dated August 26, 1993  by and among Saul  Centers,
              Inc.  and the Trust, Westminster Investing Corporation, Van Ness Square Corporation, Dearborn
              Corporation, Franklin Property Company and Avenel Executive  Park Phase II, Inc. as filed  as
              Exhibit 10.6 to Registration Statement No. 33-64562 is hereby incorporated by reference.
         (k)  Exclusivity  and Right of First  Refusal Agreement dated August  26, 1993 among Saul Centers,
              Inc., the Trust,  B. F. Saul  Company, Westminster Investing  Corporation, Franklin  Property
              Company,  Van  Ness Square  Corporation, and  Chevy Chase  Savings Bank,  F.S.B. as  filed as
              Exhibit 10.7 to Registration Statement No. 33-64562 is hereby incorporated by reference.
         (l)  First Amended and Restated Reimbursement Agreement dated as  of August 1,  1994 by and among
              Saul Centers, Inc.,  Saul Holdings  Limited  Partnership, Saul  Subsidiary I  Limited
              Partnership, Saul  Subsidiary II Limited Partnership,  Avenel  Executive  Park
              Phase II,  Inc.,  Franklin  Property  Company, Westminster  Investing Corporation Van Ness
              Square Corporation, Dearborn Corporation and the Trust as filed as Exhibit 10(l) to the Trust's
              Annual Report on Form 10-K (File No. 1-7184) for the fiscal year ended September 30, 1994 is hereby incorporated by reference.
     *   (m)  Amendment to  Written  Agreement  dated  October  29,  1993  between  the  Office  of  Thrift
              Supervision  and Chevy  Chase Savings  Bank, F.S.B.
         (n)  Registration  Rights Agreement dated  as of March 30,  1994 among the  Trust, Merrill Lynch &
              Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Friedman, Billings, Ramsey & Co.,
              Inc. as filed as Exhibit 4(c) to Registration Statement No. 33-52995 is hereby incorporated by reference.
         (o)  Bank Stock Registration Rights  Agreement dated as  of March 30, 1994  between the Trust  and
              Norwest Bank Minnesota, National Association, as Trustee. filed as Exhibit 4(c) to
              Registration Statement No. 33-52995 is hereby incorporated by reference.
  **12.       Statement re: Computation of Ratio of Earnings to Fixed Charges.
  **13.       Annual Report to Security Holders for the fiscal year ended September 30, 1995.
  **23.  (a)  Consent of Stoy, Malone & Company, P.C.
  **23.  (b)  Consent of Arthur Andersen LLP.


       *25.      Power of Attorney.
       *26.      Amendment No. 5 to Statement of Eligibility on Form T-1 of The
                 Riggs National Bank of Washington, D.C.


---------------------------
  * Previously filed.
 ** Filed herewith.

ITEM 17.  UNDERTAKINGS.

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provision, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has duly caused this post-effective amendment to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Chevy Chase, Maryland on this the 29th day of December 1995.

                                   B.F. SAUL REAL ESTATE
                                   INVESTMENT TRUST


                                   By: /S/B. FRANCIS SAUL II
                                      ----------------------
                                       B. Francis Saul II
                                       Chairman of the Board
                                       (Principal Executive Officer)

     Pursuant to the requirements of the Securities Act of 1933, this post-effective amendment to registration statement has been signed by the following persons in the capacities indicated below on this 29th day of December 1995.




               Signature                          Capacity
               ---------                          --------
     /S/ B. FRANCIS SAUL II             Trustee, Chairman of the
     --------------------------           Board and Principal
     B. Francis Saul II                   Executive Officer


     /S/ STEPHEN R. HALPIN, JR.         Vice President and
     --------------------------           Chief Financial Officer
     Stephen R. Halpin Jr.                (Principal Financial Officer)


     /S/ ROSS E. HEASLEY                Vice President
     -------------------------            (Principal Accounting
     Ross E. Heasley                      Officer)


     /S/ GARLAND J. BLOOM, JR.
     -------------------------          Trustee
     Garland J. Bloom, Jr.


     /S/ GILBERT M. GROSVENOR
     -------------------------          Trustee
     Gilbert M. Grosvenor


     /S/ GEORGE M. ROGERS, JR.
     -------------------------          Trustee
     George M. Rogers, Jr.


     /S/ JOHN R. WHITMORE
     -------------------------          Trustee
     John R. Whitmore

                                      II-8

                                                EXHIBIT INDEX

  EXHIBITS                                             DESCRIPTION                                              PAGE
------------  ---------------------------------------------------------------------------------------------     -----
    *3.  (a)  Amended  and  Restated Declaration  of  Trust filed  with  the Maryland  State  Department of
              Assessments and Taxation on June 22, 1990.
       * (b)  Amendment  to Amended  and Restated Declaration  of Trust reflected  in Secretary Certificate filed with the  Maryland State Department  of Assessments and  Taxation on June  26, 1990.
         (c)  Amended and Restated By-Laws of the Trust dated  as of February 28, 1991 as filed as  Exhibit
              T3B  to the  Trust's Form  T-3 Application  for Qualification  of Indentures  under the Trust
              Indenture Act of 1939 (File No. 22-20838) is hereby incorporated by reference.
    *4.* (a)  Indenture dated as of September 1, 1992 with respect to the Trust's Notes due from One to Ten
              Years from Date of Issue. The text of the Notes is set forth in Section 2.02.
         (b)  Indenture  with respect to the Trust's Senior Notes Due  from One Year to Ten Years from Date of Issue  as  filed  as  Exhibit  4(a) to  Registration  Statement  No.  33-19909  is  hereby incorporated by reference.
         (c)  First  Supplemental Indenture with respect  to the Trust's Senior Notes  due from One Year to
              Ten Years from Date of Issue as filed as Exhibit T-3C to the Trust's Form T-3 Application for
              Qualification of Indentures  under the Trust  Indenture Act  of 1939 (File  No. 22-20838)  is
              hereby incorporated by reference.
         (d)  Indenture  with respect to the Trust's Senior Notes due  from One Year to Ten Years from Date of Issue  as  filed  as  Exhibit  4(a)  to  Registration  Statement  No.  33-9336  is  hereby incorporated by reference.
         (e)  Fourth  Supplemental Indenture with respect to the Trust's  Senior Notes due from One Year to
              Ten Years from Date of Issue as filed  as Exhibit 4(a) to Registration Statement No.  2-95506
              is hereby incorporated by reference.


  EXHIBITS                                             DESCRIPTION                                              PAGE
------------  ---------------------------------------------------------------------------------------------     -----
         (f)  Third  Supplemental Indenture with respect  to the Trust's Senior Notes  due from One Year to
              Ten Years from Date of Issue as filed  as Exhibit 4(a) to Registration Statement No.  2-91126
              is hereby incorporated by reference.
         (g)  Second  Supplemental Indenture with respect to the Trust's  Senior Notes due from One Year to
              Ten Years from Date of Issue as filed  as Exhibit 4(a) to Registration Statement No.  2-80831
              is hereby incorporated by reference.
         (h)  Supplemental  Indenture with  respect to the  Trust's Senior Notes  due from One  Year to Ten
              Years from Date of Issue  as filed as Exhibit 4(a)  to Registration Statement No. 2-68652  is
              hereby incorporated by reference.
         (i)  Indenture  with respect to the Trust's Senior Notes due from One Year to Five Years from Date of Issue as filed as  Exhibit T-3C to the Trust's  Form T-3 Application for Qualification  of
              Indentures  under the Trust Indenture Act of  1939 (File No. 22-10206) is hereby incorporated by reference.
         (j)  Indenture  dated  as of March 30, 1994 between the Trust and Norwest Bank Minnesota, National
              Association,  as  Trustee,  with respect to the Trust's 11 5/8% Series B Senior Secured Notes due  2002,  as  filed  as  Exhibit  4(a)  to  Registration  Statement  No. 33-52995 is hereby incorporated by reference.
    *5.       Opinion of Shaw, Pittman, Potts & Trowbridge with respect to legality of the Notes.
    10.  (a)  Advisory Contract with B. F. Saul Advisory Company effective October 1, 1982 filed as Exhibit
              10(a) to Registration Statement No. 2-80831 is hereby incorporated by reference.
         (b)  Commercial Property Leasing and  Management Agreement effective October  1, 1982 between  the
              Trust  and  Franklin  Property  Company as filed as Exhibit  10(b) to  Registration Statement
              No. 2-80831 is hereby incorporated by reference.
      *  (c)  Tax Sharing Agreement dated June  28, 1990 among the Trust,  Chevy Chase Savings Bank  F.S.B.
              and  certain  of their  subsidiaries.
      *  (d)  Agreement dated June 28, 1990 among the Trust, B. F. Saul Company, Franklin Development  Co.,
              Inc.,  The Klingle Corporation and Westminster Investing Corporation relating to the transfer of certain shares of Chevy Chase Savings Bank, F.S.B. and certain real property to the  Trust in  exchange for preferred shares of beneficial interest of the Trust.
         (e)  Regulatory  Capital  Maintenance/Dividend  Agreement  dated  May  17,  1988  among B. F. Saul
              Company,  the  Trust  and  the  Federal  Savings  and  Loan Insurance Corporation as filed as
              Exhibit 10(e) to the Trust's Annual Report on Form 10-K (File No. 1-7184) for the fiscal year ended September 30, 1991 is hereby incorporated by reference.
      *  (f)  Written Agreement dated September 30, 1991 between the Office of Thrift Supervision and Chevy
              Chase Savings Bank, F.S.B.


  EXHIBITS                                             DESCRIPTION                                              PAGE
------------  ---------------------------------------------------------------------------------------------     -----
     *   (g)  Amendments to Commercial  Property Leasing  and Management  Agreement between  the Trust  and
              Franklin  Property Company  dated as  of December 31,  1992 (Amendment  No. 5),  July 1, 1989
              (Amendment No. 4), October 1, 1986 (Amendment No.  3), January 1, 1985 (Amendment No. 2)  and
              July  1, 1984 (Amendment No. 1).
     *   (h)  Advisory Contract between B. F. Saul Advisory  Company and Dearborn  Corporation dated as  of
              December  31, 1992.
     *   (i)  Commercial Property  Leasing  and  Management  Agreement  between  Dearborn  Corporation  and
              Franklin  Property  Company  dated  as  of  December  31,  1992.
         (j)  Registration Rights and Lock-Up Agreement  dated August 26, 1993  by and among Saul  Centers,
              Inc.  and the Trust, Westminster Investing Corporation, Van Ness Square Corporation, Dearborn
              Corporation, Franklin Property Company and Avenel Executive  Park Phase II, Inc. as filed  as
              Exhibit 10.6 to Registration Statement No. 33-64562 is hereby incorporated by reference.
         (k)  Exclusivity  and Right of First  Refusal Agreement dated August  26, 1993 among Saul Centers,
              Inc., the Trust,  B. F. Saul  Company, Westminster Investing  Corporation, Franklin  Property
              Company,  Van  Ness Square  Corporation, and  Chevy Chase  Savings Bank,  F.S.B. as  filed as
              Exhibit 10.7 to Registration Statement No. 33-64562 is hereby incorporated by reference.
         (l)  First Amended and Restated Reimbursement Agreement dated as  of  August 1,  1994 by and among
              Saul Centers, Inc.,  Saul Holdings  Limited  Partnership, Saul  Subsidiary I  Limited
              Partnership, Saul  Subsidiary II Limited Partnership,  Avenel  Executive  Park
              Phase II,  Inc.,  Franklin  Property  Company, Westminister  Investing Corporation  Van  Ness
              Square  Corporation,  Dearborn  Corporation  and  the  Trust as filed as Exhibit 10(l) to the
              Trust's  Annual Report on Form 10-K (File No. 1-7184) for the fiscal year ended September 30,
              1994 is hereby incorporated by reference.
     *   (m)  Amendment to  Written  Agreement  dated  October  29,  1993  between  the  Office  of  Thrift
              Supervision and Chevy Chase Savings Bank, F.S.B.
         (n)  Registration  Rights Agreement dated  as of March 30,  1994 among the  Trust, Merrill Lynch &
              Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Friedman, Billings, Ramsey & Co.,
              Inc.  as  filed as Exhibit 4(c) to Registration Statement No. 33-52995 is hereby incorporated by reference.
         (o)  Bank Stock Registration Rights  Agreement dated as  of March 30, 1994  between the Trust  and
              Norwest   Bank  Minnesota,  National  Association,  as  Trustee  filed  as  Exhibit  4(c)  to
              Registration Statement No. 33-52995 is hereby incorporated by reference.
  **12.       Statement re: Computation of Ratio of Earnings to Fixed Charges.
  **13.       Annual Report to Security Holders for the fiscal year ended September 30, 1995.
  **23.  (a)  Consent of Stoy, Malone & Company, P.C.
  **23.  (b)  Consent of Arthur Andersen LLP.


       *25.      Power of Attorney.
       *26.      Amendment No. 5 to Statement of Eligibility on Form T-1 of The
                 Riggs National Bank of Washington, D.C.


---------------------------
  * Previously filed.
 ** Filed herewith.